UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2008

USG Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-8864	36-3329400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3673
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 436-4000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On October 21, 2008, the Registrant’s indirect, wholly-owned subsidiary, Gypsum Transportation Limited, or GTL, entered into a Secured Loan Facility Agreement, dated October 21, 2008, between GTL and DVB Bank SE, as lender, agent and security trustee. The Secured Loan Facility Agreement provides for two separate advances to GTL in amounts not exceeding (1) the lesser of $40 million and 50% of the market value of GTL’s ship, the Gypsum Centennial (“Tranche A”), and (2) the lesser of $50 million and 50% of the market value of GTL’s ship, the Gypsum Integrity, that is currently under construction and expected to be delivered in December 2008 (“Tranche B”). Tranche A is currently expected to be approximately $28.7 million and may be drawn at any time on or before December 31, 2008. Tranche B may be drawn up until March 31, 2009 following delivery of the Gypsum Integrity to GTL.

Advances under the Secured Loan Facility Agreement bear interest at a floating rate based on LIBOR plus a margin of 1.65%. Tranche A and Tranche B are each repayable in quarterly installments in amounts determined in accordance with the Secured Loan Facility Agreement beginning three months after advance of that Tranche, with the balance repayable eight years after the date of advance of that Tranche.

The Secured Loan Facility Agreement contains representations and warranties that are customary for ship mortgage financings, including no event, change or condition having occurred since June 30, 2008 that has had, or would reasonably be expected to have a Material Adverse Effect (as defined in the Secured Loan Facility Agreement) and the Registrant and GTL not being aware of any facts or circumstances, excluding general market conditions, not disclosed to DVB Bank SE that they reasonably believe, if disclosed, might have adversely affected the Bank’s decision to enter into the Secured Loan Facility Agreement. The representations and warranties must be remade at the time of each advance and, with certain exceptions, at every interest payment date. The Secured Loan Facility Agreement also contains usual and customary affirmative and negative covenants affecting GTL, including financial covenants requiring it to maintain or not exceed specified levels of net worth, borrowings to net worth, cash reserves and EBITDA to debt service. The Secured Loan Facility Agreement also contains certain customary events of default, including, but not limited to, the failure to make required payments, material breaches of representations or warranties, the failure to observe certain covenants or agreements, the failure to pay or default of certain other indebtedness, the failure to maintain the guarantee pursuant to the Guarantee and Indemnity Agreement described below, certain adverse material monetary judgments, bankruptcy, insolvency and a change of control of GTL or the Registrant. Borrowings under the Secured Loan Facility Agreement are subject to acceleration upon the occurrence of events of default.

In connection with the Secured Loan Facility Agreement, the Registrant entered into a Guarantee and Indemnity Agreement, dated October 21, 2008 between the Registrant and DVB Bank SE, as agent, pursuant to which the Registrant guarantees the obligations of GTL under the Secured Loan Facility Agreement.

In connection with the advance of Tranche A, GTL will enter into a Deed of Covenants between GTL and DVB Bank SE, as mortgagee, and a Deed of Assignments between GTL and DVB Bank SE, as assignee, pursuant to which GTL will grant to DVB Bank SE a security interest in the Gypsum Centennial and related insurance, contract, account and other rights as security for borrowings under the Secured Loan Facility Agreement. GTL will enter into similar agreements with respect to the Gypsum Integrity in connection with the advance of Tranche B.

The Secured Loan Facility Agreement and Guarantee and Indemnity Agreement and forms of the Deed of Covenants and Deed of Assignment are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K. The foregoing descriptions of the Secured Loan Facility Credit Agreement, Guarantee and Indemnity Agreement, Deed of Covenants and Deed of Assignment are qualified in their entirety by reference to the full text of such documents, which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 of this Current Report on Form 8-K relating to the Secured Loan Facility Agreement and Guaranty and Indemnity is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description
10.1	Secured Loan Facility Agreement, dated October 21, 2008, between Gypsum Transportation Limited and DVB Bank SE, as lender, agent and security trustee*

10.2	Guarantee and Indemnity Agreement, dated as of October 21, 2008, between USG Corporation and DVB Bank SE, as agent

10.3	Form of Deed of Covenants between Gypsum Transportation Limited and DVB Bank SE, as mortgagee

10.4	Form of Deed of Assignment between Gypsum Transportation Limited and DVB Bank SE, as assignee

*	The schedules and appendices to the Secured Loan Facility Agreement have been omitted. A copy of any omitted schedule or appendix will be furnished to the Commission supplementally upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION

By:	/s/ Richard H. Fleming
Richard H. Fleming, Executive Vice President and Chief Financial Officer

Dated: October 27, 2008

EXHIBIT INDEX

Number	Description
10.1	Secured Loan Facility Agreement, dated October 21, 2008, between Gypsum Transportation Limited and DVB Bank SE, as lender, agent and security trustee.*

10.2	Guarantee and Indemnity Agreement, dated as of October 21, 2008, between USG Corporation and DVB Bank SE, as agent.

10.3	Form of Deed of Covenants between Gypsum Transportation Limited and DVB Bank SE, as mortgagee.

10.4	Form of Deed of Assignment between Gypsum Transportation Limited and DVB Bank SE, as assignee.

*	The schedules and appendices to the Secured Loan Facility Agreement have been omitted. A copy of any omitted schedule or appendix will be furnished to the Commission supplementally upon request.